NEWS RELEASE

For further information, contact:	Matt Quantz, Manager - Corporate Communications
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY UPDATES SECOND QUARTER 2014 ACTIVITIES

LAFAYETTE, LA – June 9, 2014 - PetroQuest Energy, Inc. (NYSE: PQ) today provided an update on its second quarter operations.
Gulf Coast
The Company’s Eagle Crest prospect located in Assumption Parish has reached total depth. The Company has an approximate 47% net revenue interest in the well, which logged a total of 29 net feet of oil pay in the Rob 3/Rob 1 formations. The well was recently completed and is expected to be online next month at a gross daily production rate of approximately 300 - 500 barrels of oil per day.

At the Thunder Bayou prospect, the Company is mobilizing a drilling rig to the location and continues preparations to spud this high impact well at the end of next week. The prospect has a proposed total depth of 21,000 feet, which the Company expects to reach during the fourth quarter of 2014. The Company has an approximate 50% working interest in the prospect.
East Texas
The Company recently completed its PQ #10 (NRI - 41%) horizontal Cotton Valley well. The PQ #10 well achieved a maximum 24-hour gross rate of 7,464 Mcf of gas, 541 barrels of natural gas liquids and 74 barrels of oil. This represents the highest initial production rate from any of the Cotton Valley wells drilled by the Company since it commenced its operated horizontal drilling program in and around the Carthage field during 2011.

The PQ #12 well (NRI- 80%) has been completed and is flowing back with initial established production expected within one week. Additionally, the Company expects to commence completion operations on its PQ #11 (NRI – 41%) well in approximately two weeks, and the Company has reached total depth on its PQ #13 (WI – 100%) well and recently spud its PQ #14 (WI – 100%) and PQ #15 (WI – 55%) wells.
Woodford
The Company recently established production on two new wells in its West Relay field. These two wells (average NRI – 36%) achieved an average maximum 24-hour gross rate of 3,636 Mcf of gas and 573 barrels of natural gas liquids. In total, the Company has completed eleven wells in its West Relay field which have achieved an average maximum 24-hour gross rate of 3,518 Mcf of gas and 564 barrels of natural gas liquids. The Company is currently completing three additional wells which should be in the early stages of flowback within one week. The Company is currently running one rig with plans to add a second rig early in the third quarter.

Hedging Update

The Company recently initiated the following commodity hedging transaction:

	Instrument
Production Period	Type	Daily Volumes	Price
Gas:
2015	Swap	5,000 Mmbtu	$4.32

Management Quote

“We are very excited to be commencing our Thunder Bayou project, one of the highest potential projects in our Company’s history. If successful, this project is expected to significantly impact our future production, reserve and cash flow profiles,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “In addition, our Woodford and East Texas programs continue to exceed our expectations as evidenced by our recent results and we continue to expect to achieve Company records in 2014 for annual production and year end proved reserves.”

About the Company

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Among those risks, trends and uncertainties are our ability to integrate our acquisitions with our operations and realize the anticipated benefits from the acquisitions, any unexpected costs or delays in connection with the integration of the acquisitions, our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracing operations or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business.  In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.
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